Exhibit 10.5

Amendment to Employment Terms
This agreement (this "Amendment") amends, effective as of June 1, 2025, the terms and conditions of your employment agreement dated September 18, 2020, as amended on October 13, 2021 (the "Employment Agreement") with IMAX Corporation (the "Company"). Except as otherwise expressly set forth below in this Amendment, all other Employment Terms with the Company will remain the same.
WHEREAS, the Company wishes to remove the provision of car allowances and car-related expense reimbursements in the Employment Terms (the "Car Allowance") and replace with a cash allowance as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to delete the Car Allowance in entirety and replace with the following:

Cash Allowance:
The Company shall pay to you an annual cash allowance of $33,500 CAD, subject to applicable deductions and withholdings. You will be paid pursuant to IMAX's normal payroll practices. This Cash Allowance program may be amended by the Company in its sole discretion from time to time.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of May
20, 2025.

IMAX Corporation	Mark Welton
/s/ Michele Golden	/s/ Mark Welton
Name: Michele Golden Title: EVP & Chief People Officer	Name: Mark Welton Title: President, IMAX Global Theatres

IMAX Corporation I 2525 Speakman Drive, Mississauga, Ontario, L5K 1B1, Canada